Exhibit 99.1

Citizens Financial Group, Inc. (the “Company”) supplemental information to reflect changes to disclosure of (a) net interest income and net interest margin and (b) noninterest expense for full year and quarterly periods of 2018 and 2017, respectively.

Net interest income (NII) and Net interest margin (NIM):

$s in millions	4Q18		3Q18		2Q18		1Q18		FY2018
	NII	NIM	NII	NIM	NII	NIM	NII	NIM	NII	NIM
Prior methodology(1)	$1,172	3.22%	$1,148	3.19%	$1,121	3.18%	$1,091	3.16%	$4,532	3.19%
New methodology impact(1)	—	0.01	—	0.01	—	0.02	—	0.03	—	0.02

Revised NIM		3.23		3.20		3.20		3.19		3.21
FTE adjustment	5	0.02	6	0.02	6	0.02	5	0.02	22	0.01

FTE basis(2)	$1,177	3.25%	$1,154	3.22%	$1,127	3.22%	$1,096	3.21%	$4,554	3.22%

	4Q17		3Q17		2Q17		1Q17		FY2017
	NII	NIM	NII	NIM	NII	NIM	NII	NIM	NII	NIM
Prior methodology(1)	$1,080	3.08%	$1,062	3.05%	$1,026	2.97%	$1,005	2.96%	$4,173	3.02%
New methodology impact(1)	—	0.02	—	0.02	—	0.02	—	0.03	—	0.02

Revised NIM		3.10		3.07		2.99		2.99		3.04
FTE adjustment	10	0.02	10	0.02	9	0.03	9	0.02	38	0.02

FTE basis(2)	$1,090	3.12%	$1,072	3.09%	$1,035	3.02%	$1,014	3.01%	$4,211	3.06%

1)

Consistent with its understanding of general peer practice, the Company will simplify the calculation of its reported NIM to equal net interest income, annualized based on the number of days in the period, divided by average total interest-earning assets for the period. Under the Company’s prior methodology, NIM was calculated using the difference between the annualized yield on average total interest-earning assets and average total interest-bearing liabilities for the period.

2)

Net interest income and net interest margin are presented on a fully taxable-equivalent basis using the federal statutory tax rate of 21% for the 2018 periods presented and 35% for the 2017 periods presented. Interest income earned on certain assets is either completely or partially exempt from federal income tax. Because the federal income tax benefit on tax-exempt assets is realized in income tax expense, it typically results in lower interest-earning asset yields on these assets, relative to taxable assets. In the Company’s fully taxable-equivalent presentation of net interest income and net interest margin, interest income on tax-exempt assets is increased using the federal statutory tax rate to make them fully tax-equivalent to interest income earned on taxable assets.

Note – Amounts may not sum due to rounding.

Noninterest expense – new disclosure format:

$s in millions	4Q18	3Q18	2Q18	1Q18	FY2018
Salaries and employee benefits	$483	$474	$453	$470	$1,880
Equipment and software expense	124	117	110	113	464
Outside services	135	107	106	99	447
Occupancy	92	81	79	81	333
Other operating expense	117	131	127	120	495

Total noninterest expense	$951	$910	$875	$883	$3,619

	4Q17	3Q17	2Q17	1Q17	FY2017
Salaries and employee benefits	$450	$438	$432	$446	$1,766
Equipment and software expense	113	110	109	111	443
Outside services	118	99	96	91	404
Occupancy	80	78	79	82	319
Other operating expense	137	133	148	124	542

Total noninterest expense	$898	$858	$864	$854	$3,474

Noninterest expense – prior disclosure format:

$s in millions	4Q18	3Q18	2Q18	1Q18	FY2018
Salaries and employee benefits	$483	$474	$453	$470	$1,880
Equipment and software expense	135	107	106	99	447
Outside services	92	81	79	81	333
Occupancy	74	70	64	67	275
Amortization of software	50	47	46	46	189
Other operating expense	117	131	127	120	495

Total noninterest expense	$951	$910	$875	$883	$3,619

	4Q17	3Q17	2Q17	1Q17	FY2017
Salaries and employee benefits	$450	$438	$432	$446	$1,766
Equipment and software expense	118	99	96	91	404
Outside services	80	78	79	82	319
Occupancy	67	65	64	67	263
Amortization of software	46	45	45	44	180
Other operating expense	137	133	148	124	542

Total noninterest expense	$898	$858	$864	$854	$3,474